Filed Pursuant to Rule 424(b)(7)

File No. 333-130926

PROSPECTUS SUPPLEMENT NO. 4

(To Prospectus dated January 9, 2006, as supplemented

by Prospectus Supplement No. 1, dated February 21, 2006,

Prospectus Supplement No. 2, dated April 3, 2006, and

Prospectus Supplement No. 3, dated July 7, 2006)

DRS TECHNOLOGIES, INC.

COMMON STOCK

The following information supplements information contained in the prospectus dated January 9, 2006, as supplemented by the prospectus supplement dated February 21, 2006 (together, the "prospectus"), relating to the sale by selling stockholders, including their respective transferors, donees, pledgees or successors in interest, of our common stock issuable upon conversion of our 2.00% Convertible Senior Notes due 2026. This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus, except to the extent that the information presented herein supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

The net share settlement feature of the notes requires us, upon conversion, to (i) settle up to the full principal amount of the notes in cash and (ii) issue shares of common stock only to the extent that the value of the notes is in excess of the principal amount. As a result of this net share settlement feature, we are unable to determine at this time if any shares of common stock will be issuable upon conversion. Because of this uncertainty, we have assumed that the selling stockholders are offering the maximum number of shares of common stock issuable upon conversion without giving effect to the net share settlement feature.

Shares of our common stock are listed on the New York Stock Exchange under the symbol "DRS."

_______________

See "Risk Factors" beginning on page S-4 of the prospectus supplement dated February 21, 2006 and page 14 of our Annual Report on Form 10-K for the year ended March 31, 2006, which we filed with the Securities and Exchange Commission on June 12, 2006, as well as any section entitled "Risk Factors" that may be included in certain documents incorporated by reference into the prospectus, to read about risks that you should consider before buying shares of our common stock.

_______________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

_______________

The date of this prospectus supplement is October 6, 2006

SELLING STOCKHOLDERS

The following table supplements the table of selling stockholders and related footnotes appearing under the heading "Selling Stockholders" beginning on page S-12 of the prospectus supplement dated February 21, 2006 by adding or supplementing the information below with respect to selling stockholders. When we refer to the "selling stockholders" in this prospectus supplement, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who hold any of such selling stockholders' interest. The shares of our common stock offered by this prospectus supplement are issuable upon conversion of our Convertible Senior Notes due 2026 previously issued in a private placement transaction pursuant to Rule 144A under the Securities Act.

Information regarding the selling stockholders may change from time to time and any changed information will be set forth in a prospectus supplement to the extent required. Unless set forth below, to our knowledge, none of the selling stockholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates. We prepared this table based on information supplied to us by the selling stockholders named in the table.

A selling stockholder may from time to time offer and sell any or all of its securities under this prospectus supplement. Because a selling stockholder is not obligated to sell the shares of our common stock held by it, we cannot estimate the number of shares of our common stock that a selling stockholder will beneficially own after this offering.

Name of Selling Stockholder	Shares Beneficially Owned Prior to this Offering	Number of Shares that may be Sold by this Prospectus Supplement(1)	Percentage of Shares Beneficially Owned After Offering(2)
AHFP Context (3)	10,469	10,469	*
Allstate Insurance Company (4)	102,164	79,564	*
Altma Fund SICAV PLC in respect of the Grafton Sub Fund (3)	41,876	41,876	*
Aristeia International Limited (5)	884,421	884,421	2.20%
Aristeia Partners LP (6)	120,603	120,603	*
Basso Fund Ltd. (7)	3,769	1,256	*
Basso Holdings Ltd. (7)	69,514	36,851	*
Basso Multi-Strategy Holding Fund Ltd. (7)	10,469	3,769	*
CALAMOS Market Neutral Income Fund – CALAMOS Investment Trust (8)	179,229	179,229	*
Cheyne Fund LP (9)	85,846	85,846	*
Cheyne Leverage Fund (9)	68,677	68,677	*
Columbia Convertible Securities Fund	124,790	124,790	*
Context Advantage Master Fund, L.P. (3)	59,883	59,883	*
Context Offshore Advantage Fund, Ltd. (3)	80,402	80,402	*
Convertible Securities Fund (10)	838	838	*
Empyrean Capital Fund, LP (11)	125,611	125,611	*
Empyrean Capital Overseas Benefit Plan Fund, Ltd. (11)	23,300	23,300	*
Empyrean Capital Overseas Fund, Ltd. (11)	186,097	186,097	*
Family Service Life Insurance Co. (12)(13)	1,675	1,675	*
Guardian Life Insurance Co. (12)(13)	108,878	108,878	*
Guardian Pension Trust (12)(13)	6,700	6,700	*
Guggenheim Portfolio Company XXXI, LLC (14)	6,968	6,968	*
HFR RVA Combined Master Trust (14)	3,819	3,819	*
Kamunting Street Master Fund, Ltd.(15)	301,507	301,507	*
Lord Abbett America's Value Fund (16)	25,126	25,126	*
Lord Abbett Investment Trust – High Yield Fund (16)	16,750	16,750	*
Lord Abbett Series Fund – America's Value Portfolio (16)	1,675	1,675	*
Lydian Global Opportunities Master Fund Limited (17)	83,752	83,752	*
Lydian Overseas Partners Master Fund Limited (17)	268,006	268,006	*
Lyxor/Context Fund Ltd. (3)	30,988	30,988	*
McMahan Securities Co., L.P. (18)	9,916	9,916	*
Met Investor Series Trust – America's Value (16)	1,675	1,675	*
Oak Hill Contingent Capital Fund Ltd. (19)	108,878	108,878	*
Plexus Fund Limited	167,504	167,504	*
RMF Umbrella SICAV	4,188	4,188	*
Wachovia Capital Markets LLC (20)	50,251	50,251	*
Whitebox Convertible Arbitrage Partners L.P (14)	56,214	56,214	*
Whitebox Diversified Convertible Arbitrage Partners, L.P. (14)	16,750	16,750	*
Worldwide Transactions Limited (3)	9,213	9,213	*

______________________

* Less than 1% .

(1)

Assumes conversion of all of the holder's notes at an initial conversion rate of 16.7504 shares of common stock per $1,000 principal amount. This initial conversion rate is subject to adjustment in certain circumstances and thus the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future. The net share settlement feature of the notes requires us, upon conversion, to (i) settle up to the full principal amount of the notes in cash and (ii) issue shares of common stock only to the extent that the value of the notes is in excess of the principal amount. As a result of this net share settlement feature, we are unable to determine at this time if any shares of common stock will be issuable upon conversion. Because of this uncertainty, we have assumed that the selling stockholders are offering the maximum number of shares of common stock issuable upon conversion without giving effect to the net share settlement feature.

(2)

Calculated based on Rule 13d-3(d)(1)(i) of the Securities Exchange Act of 1934, as amended (Exchange Act), using 40,166,053 shares of common stock outstanding as of August 3, 2006. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder's notes, but we did not assume conversion of any other holder's notes.

(3)

Michael Rosen and William Fertig hold voting and investment power with respect to the securities held by the following selling stockholders: AHFP Context, Altma Fund Sicav PLC in respect of the Grafton Sub Fund, Context Advantage Master Fund, L.P., Context Offshore Advantage Fund, Ltd., Lyxor/Context Fund Ltd. and Worldwide Transactions Limited.

(4)	Including affiliated and related entities.

(5)

Aristeia Capital LLC is the investment manager for Aristeia International Limited. Aristeia Capital LLC is jointly owned by Kevin Toner, Robert H. Lynch Jr., Anthony Frascella and William R. Techar, who have voting or investment control over these securities.

(6)

Aristeia Advisors LLC is the general partner for Aristeia Partners LP. Aristeia Advisors LLC is jointly owned by Kevin Toner, Robert H. Lynch Jr., Anthony Frascella and William R. Techar, who have voting or investment control over these securities.

(7)

Basso Capital Management, L.P. is the investment manager of the following selling stockholders: Basso Fund Ltd., Basso Holdings Ltd. and Basso Multi-Strategy Holding Fund Ltd. Howard Fischer is a managing member of the general partner of the investment manager and has ultimate responsibility for trading for these selling stockholders. Mr. Fischer disclaims ultimate beneficial ownership of the shares of common stock.

(8)

Calamos Advisors LLC (“Calamos”) is the investment manager for CALAMOS Market Neutral Income Fund — CALAMOS Investment Trust. Nick Calamos is the Senior Executive Vice President, Head of Investment of Calamos. Mr. Calamos holds voting or investment power over the securities held by CALAMOS Market Neutral Income Fund — CALAMOS Investment Trust.

(9)	David Treadwell and Akin Akinbye exercise voting control and dispositive power with respect to the securities held by the following selling stockholders: Cheyne Fund LP and Cheyne Leverage Fund.

(10)	Yanfang (Emma) Yan, Director and Senior Equity Portfolio Manager, has voting power and investment control over the securities.

(11)

Tian Xue exercises voting control and dispositive power with respect to the securities held by the following selling stockholders: Empyrean Capital Fund, LP, Empyrean Capital Overseas Benefit Plan Fund, Ltd and Empyrean Capital Overseas Fund, Ltd.

(12)	The selling stockholder is an affiliate of a broker-dealer.

(13)

John Murphy exercises voting control and dispositive power with respect to the securities held by the following selling stockholders: Family Service Life Insurance Co., Guardian Life Insurance Co. and Guardian Pension Trust.

(14)

Andrew Redleaf, managing member, exercises voting control and dispositive power with respect to the securities held by the following selling stockholders: Guggenheim Portfolio Company XXXI, LLC, HFR RVA Combined Master Trust, Whitebox Convertible Arbitrage Partners L.P. and Whitebox Diversified Convertible Arbitrage Partners, L.P.

(15)

Allan Teh, managing member of Kamunting Street Management, LLC, the general partner of the investment manager of Kamunting Street Master Fund, Ltd., has voting and investment control over the securities beneficially owned by Kamunting Street Master Fund, Ltd.

(16)

Maren Lindstrom, Partner and Portfolio Manager at Lord Abbett, LLC, exercises voting control and dispositive power with respect to the securities held by the following selling stockholders: Lord Abbett Amercia's Value Fund, Lord Abbett Investment Trust – High Yield Fund, Lord Abbett Series Fund – America's Value Portfolio and Met Investor Series Trust – America's Value.

(17)

David Friezo is the natural person who may exercise voting power and investment control with respect to the securities held by the following selling stockholders: Lydian Global Opportunities Master Fund Limited and Lydian Overseas Partners Master Fund Limited.

(18)

The Executive Committee of McMahan Securities Co., L..P., which is composed of Jay Glassman, Ronald Fertig, Joseph Dwyer, D. Bruce McMahon, Scott Dillinger and Norman Ziegler, Eric and Danial Hage, has voting and investment power with respect to the securities held by McMahan Securities Co., L..P.

(19)	Yan Vtorov and Peter McHugh exercise investment and voting power with respect to the securities listed in the table for this selling stockholder.

(20)	Wachovia Capital Markets LLC is a wholly-owned subsidiary of Wachovia Corporation, which is a publicly held entity.